As filed with the Securities and Exchange Commission on April 3, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIVE9, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3394123
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Bishop Ranch 8

4000 Executive Parkway, Suite 400

San Ramon, California 94583

(925) 201-2000

(Address of Principal Executive Offices Including Zip Code)

2004 Equity Incentive Plan

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

(Full title of the plan)

Michael Burkland

Chief Executive Officer

Five9, Inc.

Bishop Ranch 8

4000 Executive Parkway, Suite 400

San Ramon, CA 94583

(Name and address of agent for service)

(925) 201-2000

(Telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share ($)	Proposed Maximum Aggregate Offering Price($)	Amount of Registration Fee ($)
Common Stock, $0.001 par value per share
- Outstanding under the 2004 Equity Incentive Plan pursuant to stock options	7,346,313(2)	3.89(3)	28,577,157.57	3,681
- Reserved for future issuance under the 2014 Equity Incentive Plan	5,415,544(4)	7.00(5)	37,908,808.00	4,883
- Reserved for future issuance under the 2014 Employee Stock Purchase Plan	880,000	7.00(6)	6,160,000.00	794
TOTAL	13,641,857	N/A	$72,645,965.57	$9,358

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Represents shares of Registrant’s common stock reserved for issuance pursuant to stock options outstanding under the 2004 Equity Incentive Plan (the “2004 Plan”), as of the date of this Registration Statement. Any such shares of common stock that are subject to awards under the 2004 Plan, which are forfeited, lapse unexercised or would otherwise have been returned under the 2004 Plan, instead will be available for issuance under the 2014 Equity Incentive Plan. See footnote 4 below.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of $3.89 per share (rounded up to the nearest cent).
(4)	Represents shares of common stock reserved for future issuance under the 2014 Equity Incentive Plan consisting of (a) 5,300,000 shares of common stock reserved for future issuance under the 2014 Equity Incentive Plan and (b) 115,544 shares of common stock previously reserved but unissued under the 2004 Plan that are now available for future issuance under the 2014 Equity Incentive Plan. To the extent outstanding awards under the 2004 Plan are forfeited, lapse unexercised or are otherwise reacquired or withheld, the shares of common stock subject to such awards instead will be available for future issuance under the 2014 Equity Incentive Plan, subject to an initial aggregate limit of 13,100,000. See footnote 2 above.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the initial public offering price of $7.00 per share of the Registrant’s common stock (the “Initial Public Offering Price”).
(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based on 85% of the Initial Public Offering Price. Pursuant to the 2014 Employee Stock Purchase Plan, the purchase price of the shares of common stock reserved for issuance thereunder will be no less than 85% of the lower of the fair market value of the common stock on the first day of an offering or on the date of purchase.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Amendment No. 2 to Form S-1 Registration Statement filed on April 3, 2014 (Registration No. 333-194258), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36383) filed with the Commission on March 28, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant’s current amended and restated certificate of incorporation limits the liability of its directors for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Consequently, the Registrant’s directors are not personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the Registrant or its stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which they derived an improper personal benefit.

The Registrant expects to adopt a new amended and restated certificate of incorporation, which will become effective immediately prior to the completion of the Registrant’s initial public offering, and which will contain similar provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law.

The Registrant’s current amended and restated bylaws provide that the Registrant (i) will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or, while a director or officer, is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and (ii) must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant. The Registrant expects to adopt new amended and restated bylaws, which will become effective immediately prior to the completion of the Registrant’s initial public offering, which will contain similar provisions that limit the liability of the Registrant’s directors and officers.

The Registrant has entered into indemnification agreements with its directors, executive officers and certain other officers pursuant to which they are provided indemnification rights that are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require the Registrant, among other things, to indemnify its directors, executive officers and certain other officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors, executive officers and certain other officers in investigating or defending any such action, suit or proceeding. Prior to the completion of the Registrant’s initial public offering, the Registrant expects to enter into new indemnification agreements with each of its directors, executive officers and certain other officers which will contain similar provisions.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made for breach of fiduciary duty or other wrongful acts as a director or executive officer and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law. Prior to the completion of the Registrant’s initial public offering, the Registrant will enter into additional insurance arrangements to provide coverage to its directors and executive officers against loss arising from claims relating to public securities matters.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on April 3, 2014.

FIVE9, INC.

By:	/s/ Michael Burkland
Michael Burkland Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Burkland and Barry Zwarenstein, and each of them individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Michael Burkland Michael Burkland	Director, Chief Executive Officer and President (Principal Executive Officer)	April 3, 2014

/s/ Barry Zwarenstein Barry Zwarenstein	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 3, 2014

/s/ Jack Acosta Jack Acosta	Director	April 3, 2014

/s/ Kimberly Alexy Kimberly Alexy	Director	April 3, 2014

/s/ Jayendra Das Jayendra Das	Director	April 3, 2014

/s/ David DeWalt David DeWalt	Director	April 3, 2014

/s/ Mitchell Kertzman Mitchell Kertzman	Director	April 3, 2014

/s/ David Welsh David Welsh	Director	April 3, 2014

/s/ Tim Wilson Tim Wilson	Director	April 3, 2014

/s/ Robert Zollars Robert Zollars	Director	April 3, 2014

Exhibit Index

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation, as currently in effect.	S-1	333-194258	3.1	3/3/2014

4.2	Amendments to Certificate of Incorporation.	S-1	333-194258	3.2	4/3/2014

4.2	Form of Amended and Restated Certificate of Incorporation, to be in effect upon the completion of the Registrant’s initial public offering.	S-1	333-194258	3.3	3/24/2014

4.3	Amended and Restated Bylaws, as currently in effect.	S-1	333-194258	3.3	3/3/2014

4.4	Form of Amended and Restated Bylaws, to be in effect upon the completion of the Registrant’s initial public offering.	S-1	333-194258	3.4	3/24/2014

4.5	Form of Common Stock Certificate.	S-1	333-194258	4.1	3/24/2014

4.6	Eighth Amended and Restated Stockholders’ Agreement, dated October 28, 2013, among the Registrant and certain holders of its capital stock, as amended by the First Amendment dated December 20, 2013 and the Second Amendment dated December 30, 2013.	S-1	333-194258	4.2	3/24/2014

5.1	Opinion of Jones Day.					X

23.1	Consent of KPMG LLP, independent registered public accounting firm.					X

23.2	Consent of Moss Adams LLP, independent auditors.					X

23.3	Consent of Jones Day (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	Five9, Inc. 2004 Equity Incentive Plan and related form agreements.	S-1	333-194258	10.8	4/3/2014

99.2	Five9, Inc. 2014 Equity Incentive Plan and related form agreements.	S-1	333-194258	10.9	3/24/2014

99.3	Five9 Inc. 2014 Employee Stock Purchase Plan	S-1	333-194258	10.10	3/24/2014